Exhibit 99.1

ISCO International Consolidates Thin-film/Tower Mount Development To Illinois Headquarters

MT. PROSPECT, Ill., Nov. 12, 2001 — ISCO International, Inc. (OTC: ISCO), a global supplier of interference-control solutions for the wireless telecommunications industry, announced today that as part of its on-going efforts to streamline the Company, it has consolidated its thin-film development activities into its Illinois headquarters. The Company has closed its Louisville, Colorado facility and reduced its headcount by 19 employees. An accounting charge for this restructuring will be recognized during ISCO’s fourth quarter 2001 operating results.

The Colorado facility had been responsible for the research and development of ISCO’s patented tower mounted Cryogenic Front-End products. The facility was acquired last year to enhance ISCO’s product line, such that it now includes both thin-film and thick-film in both tower mounted and indoor configurations.

“Completing the integration of these resources into one facility will decrease costs, improve communications and speed up product development, particularly for hybrid products,” stated Dr. Amr Abdelmonem, Executive Vice President and Chief Technology Officer. “Our product plans call for combining the best product features of both thick and thin film in Advanced Cryogenic Front-Ends.”

“We had previously effected the transfer of production of our thin-film systems to our Mt. Prospect facility, where we have integrated it under our ISO-9000 program for quality assurance,” stated Chuck Willes, Chief Financial Officer of ISCO. “The further integration and streamlining of our engineering and development efforts is another step in the restructuring of ISCO from a technology-focused company to a customer-focused company. We believe that these steps will positively impact shareholder value.”

Roger Boivin, President & COO, added “We have sufficient production capability now in Illinois to support at least several hundred units per month, and bringing the development engineering under one roof makes good sense in many ways. We are being challenged now by some of our customers and potential customers to demonstrate our delivery capability, and having an integrated facility is by far the best answer.”

ISCO has the broadest range of interference-control solutions in the industry. It provides the only patented product in the world that suppresses in-band interference within 20 milliseconds and offers the widest range of configurations for out-of-band interference solutions. Its products

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include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5 G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the Nasdaq National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

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